Exhibit 15.1

WHEN THE TRANSACTIONS REFERRED TO IN NOTE 2 OF THE NOTES TO THE COMBINED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING LETTER.

/s/ KPMG LLP

February 5, 2010

Primerica, Inc.

Atlanta, Georgia

Re: Registration Statement 333-162918

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated December 22, 2009 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Atlanta, Georgia